Exhibit 6.5

Dalmore Direct Agreement

This agreement (together with exhibits and schedules, this “Agreement”) is entered into by and between House Hack, Inc (“Company”), and Dalmore Technology LLC, a New York Limited Liability Company (“Dalmore Technology”). Company and Dalmore agree to be bound by the terms of this Agreement, effective as of 08/02/2023 “Effective Date”):

Whereas, Dalmore Group, LLC (“Dalmore Group”), an affiliate of Dalmore Technology, is a broker- dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, providing services in the equity and debt securities market, including offerings exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Regulation CF thereunder (“Reg A”);

Whereas, pursuant to a Broker-Dealer Agreement the “Broker Agreement” Company has engaged Dalmore Group as broker of record with respect to the Offering and wishes to engage Dalmore Technology to provide certain ancillary services relating to the Offering that do not involve the provision of broker-dealer services.

Now, therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment, Term, and Termination

a.	The Company retains Dalmore Technology to provide the Services specified in Section 2 hereof.

b.	This Agreement will commence on the Effective Date and will remain in effect for a period of 12 months. This Agreement may be terminated (i) by the Company upon 30 days’ written notice to Dalmore Technology (ii) by Dalmore Technology upon 30 days’ written notice to Company if Company fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied for such 30 day period, (iii) by either party in order to comply with a provision of law or regulation if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or (iv) by either party upon 30 days’ written notice if Company or Dalmore Technology commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other remedies. Any delay or failure by Company to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege. All terms of this Agreement, which should reasonably survive termination, shall so survive, including, without limitation, confidentiality and non-use, notices, effects of termination, limitations of liability and indemnities, and the obligation to pay Fees relating to Services provided in accordance with this Agreement prior to termination.

2. Services.

a.	Dalmore Technology will provide the following services (the “Services”):

i.	“Dalmore Direct” investor registration and onboarding experience.
ii.	Arrangement of payment processing services by third parties.
iii.	Implementation of "tags” or “pixels” for marketing and CRM third parties.
iv.	KYC/AML Integration

a.            Pursuant to the Broker Agreement, the company has agreed to provide Dalmore Group and its agents and affiliates with all reasonably necessary documents and information (the “Information”) reasonably necessary for Dalmore Group to provide its Services under the Broker Agreement. The Company acknowledges and agrees that Dalmore Technology or its agents will use the Information provided by the Company and other sources to create the Profile. Dalmore shall incorporate all comments from the Company into the Profile, provided such comments are consistent with Dalmore Group’s role and obligations as broker-dealer, as understood by Dalmore Group. Dalmore Technology shall not be responsible for determining the accuracy of the Information.

b.            Dalmore Technology shall provide the Services in a good and workmanlike manner in accordance with industry standards and compliance with all applicable laws, regulations, rules and regulatory guidance. Company acknowledges and agrees that certain functions of the Site and relating to the Offering rely on the services of third parties (including affiliates of Dalmore Group and Dalmore Technology), and that Dalmore Technology makes no representation as to the reliability or functioning of such services.

2. Information.

a.	The Company recognizes that Dalmore may be using and relying upon the Information (including public and nonpublic information) about the Company and its business, financial condition and plans for the Offering. Company represents and warrants that, to its knowledge, the Information, and after the review by the Company, the Profile, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Dalmore Technology shall be entitled to rely upon any representations, warranties or covenants made by the Company in this or the Broker Agreement, regardless of any independent investigation made by Dalmore Technology. If the Company becomes aware at any time, whether before or after filing or qualification of the Form 1-A, that any modifications to the Profile are required in order not to contain such untrue statement of a material fact or omission, the Company shall notify Dalmore Technology promptly in the manner prescribed in this Agreement.

b.	The Company agrees that any advertisement, offer or promotion of the Offering, or reference to the Offering, by the Company and not made on the Site shall comply with the SEC’s rules regarding advertisements and promotions under Reg A.

3. Compensation. As compensation for the Services, Company shall pay to Dalmore Technology the below payment schedule for the fixed fee.

-	$3,500 payable on the Effective Date;
-	Monthly platform fees in the amount of $3,500 per month payable 30 days after the Effective Date.
-	KYC/AML (US Records) fees in the amount of $2 per record, to be billed on a monthly basis and payable within 15 days of billing.
-	Payment processing fees of 2.89% Credit Card and 0.49% ACH

For the purpose of this Agreement, “Launch” shall mean activation of the Platform for the Company in a live environment after completion of testing and quality assurance. Company authorizes Dalmore Technology or its affiliates to deduct all fees directly and automatically from Company’s third-party escrow or payment account in the event such accounts are established, or from Company’s ACH or credit card accounts if such payment methods are set up, at the discretion of Dalmore Technology. Fees payable under this Agreement are not refundable for any reason.

Third party payment processing fees shall be paid by the Company in accordance with agreements with the providers of such services.

4. Regulatory Compliance.

a.	Company and all its third-party providers or agents, including any platform technology service providers, shall at all times (i) reasonably cooperate with Dalmore Technology with respect to direct requests of Dalmore; and (ii) maintain all required registrations and licenses, including foreign qualification, if necessary, to the extent instructed by Dalmore to obtain and/or maintain such registrations and licenses. Company shall comply with and adhere to all Dalmore policies and procedures that are provided to the Company in advance in writing.

b.	Dalmore Technology and all its third-party providers or agents shall at all times maintain all required registrations, licenses, permits and regulatory approvals, if any, to perform its obligations under this Agreement.

c.	Company and Dalmore Technology shall pay all related fees and expenses, in each case that are necessary or appropriate to perform their respective obligations under this Agreement.

d.	Company and Dalmore Technology will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

e.	Company and Dalmore Technology agree to promptly notify the other concerning any material communications from or with any Governmental Authority or Self-Regulatory Organization with respect to the Offering, this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable Governmental Authority.

5.	Role of Dalmore Technology. Company acknowledges and agrees that Company will rely on Company’s own judgment in using Dalmore Technology’ services. Dalmore Technology (i) makes no representations with respect to the quality of any investment opportunity or of any issuer, including the Company; (ii) does not guarantee the performance to and of any Investor; (iii) will make commercially reasonable efforts to perform its services hereunder in accordance with its specifications; (iv) does not guarantee the performance of any party or facility (whether affiliated or not) which provides connectivity to the Site; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind.

6. Third Party Services.

a.	Company acknowledges and agrees that certain services with respect to the Offering will be provided by persons other than Dalmore Technology, which may include affiliates of Dalmore Technology and Dalmore Group. Company will enter into separate contracts with such providers (“Related Contracts”), and acknowledges that the terms of such services shall be governed solely by such contracts. Company agrees that Dalmore Technology shall have no responsibility hereunder with respect to the performance of such providers under such contracts, including with respect to the handling of payments by any party (including, for the avoidance of doubt, payments by the Company or Investors) or flow of funds thereunder.

b.	Company agrees that any terms limiting the responsibility or liability of such providers with respect to such services in Related Contracts shall apply to Dalmore Technology as if Dalmore Technology were a party thereto; provided, that responsibility for the Services to be provided by Dalmore Technology shall be governed solely by this Agreement.

c.	Company acknowledges and agrees that the Services may be billed directly by Dalmore Technology or may be included in the billing process of a third party. The manner of billing shall not affect the terms of this Agreement.

7. Indemnification.

a.	Indemnification by Company. Company shall indemnify and hold Dalmore Technology, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they arise from (i) a material breach of this Agreement by Company, or (ii) the gross negligence or willful misconduct of Company.

b.	Indemnification by Dalmore Technology. Dalmore Technology shall indemnify and hold Company, Company’s affiliates and Company’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent arising from (i) a material breach of this Agreement by Dalmore Technology or (ii) the gross negligence or willful misconduct of Dalmore Technology, including its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement, provided, that in no event shall any amount payable under this provision exceed the fees to be received by Dalmore Technology under this Agreement.

c.	Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement; provided, however, that the indemnifying party shall not be permitted to admit any wrongdoing by, or impose any financial obligation on, the indemnified party without the indemnified party’s prior written consent.

8.	Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to Dalmore Technology:

Dalmore Technology,  LLC.

530 7th Avenue,  Suite 902

New York, NY  10018

Attn: Etan Butler, Chairman

Tel: (917) 319-3000

Email: etan@dalmorefg.com

9. Confidentiality and Mutual Non-Disclosure.

a.	Included Information. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by Company or any investor.

b.	Excluded Information. For purposes of this Agreement, the term “confidential and proprietary information” shall not include information that the recipient can demonstrate (i) was already known or independently developed by the recipient without the use of, or reference to, any Confidential Information of the other party as evidenced by contemporaneous written evidence, or (ii) information known to the public through no wrongful act of the recipient.

c.	Confidentiality Obligations. During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information (but in no event less than a reasonable degree of care). Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Company acknowledges that regulatory record- keeping requirements, as well as securities industry best practices, require Dalmore Technology’ affiliates to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement, provided Dalmore Technology shall continue to comply with the confidentiality and non-use obligations set forth herein.

10.	Disclaimer. Except as specifically provided for herein and subject to Dalmore Technology’ indemnification obligations pursuant to Section 8(b), neither Dalmore Technology nor any party, whether affiliated or not, involved in creating, producing, or delivering the Site shall be liable for any direct, incidental, consequential, indirect or punitive damages arising out of access to, or use of, the Site. The Company further acknowledges that it will be solely responsible and accountable for all the Information posted on the Site and the Form C filed with the SEC.

11.	Miscellaneous.

a.	ANY DISPUTE OR CONTROVERSY BETWEEN THE COMPANY RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (OR ANY LIKE ORGANIZATION SUCCESSOR THERETO) (THE “AAA”) IN THE STATE OF NEW YORK. THE TRIBUNAL SHALL CONSIST OF THREE NEUTRAL ARBITRATORS. ONE ARBITRATOR SHALL BE SELECTED BY COMPANY, ONE ARBITRATOR SHALL BE SELECTED BY DALMORE, AND THE FINAL ARBITRATOR (CHAIR) SHALL BE MUTUALLY AGREED UPON BY THE PARTIES’ SELECTED ARBITRATORS. IF NO AGREEMENT ON THE FINAL ARBITRATOR CAN BE REACHED WITHIN 14 DAYS, THEN AAA WILL SELECT AN ARBITRATOR. BOTH THE FOREGOING AGREEMENT OF THE PARTIES TO ARBITRATE ANY AND ALL SUCH DISPUTES, CLAIMS AND CONTROVERSIES, AND THE RESULTS, DETERMINATIONS, FINDINGS, JUDGMENTS AND/OR AWARDS RENDERED THROUGH ANY SUCH ARBITRATION SHALL BE FINAL AND BINDING ON THE PARTIES AND MAY BE SPECIFICALLY ENFORCED BY LEGAL PROCEEDINGS IN ANY COURT OF COMPETENT JURISDICTION.

b.	This Agreement will be binding upon all successors, assigns or transferees of Company. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing; provided, however, that either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets to which this Agreement relates. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

c.	THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THIS AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES TO THE EXTENT THAT APPLICATION OF SUCH PRINCIPLES WOULD CAUSE THE LAWS OF A DIFFERENT STATE TO APPLY. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party

d.	If any provision or condition of this Agreement is held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in this Agreement.

e.	This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. This Agreement may not be modified or amended except by written agreement.

f.	This Agreement will not be construed as creating an agency, partnership, joint venture, or any other form of legal association between the parties other than as expressly set forth in this Agreement. No party will have any right or authority to assume or create any obligation of any kind or to make any representation or warranty on behalf of the other Party, whether express or implied, or to bind the other party in any respect whatsoever.

g.	This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

House Hack, Inc

By:	/s/ Kevin Paffrath
Name:
Its: CEO

Dalmore Technology, LLC

By:
Name:	Etan Butler
Its:	Chairman